Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279156

Prospectus Supplement No. 2

(to the Prospectus dated May 6, 2024, as supplemented by

Prospectus Supplement No. 1, dated May 22, 2024)

CERO THERAPEUTICS HOLDINGS, INC.

44,523,704 Shares of Common Stock

__________________

This prospectus supplement no. 1 (this “Prospectus Supplement”) amends and supplements the prospectus dated May 6, 2024 (as may be supplemented or amended from time to time, the “Prospectus”) which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-279156). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Securities and Exchange Commission”) on July 25, 2024 and July, 26, 2024, respectively (the “Form 8-Ks”). Accordingly, we have attached the Form 8-Ks to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock and public warrants are listed on Nasdaq Global Market LLC and Nasdaq Capital Market (collectively “Nasdaq”) under the symbols “CERO” and “CEROW,” respectively. On August 1, 2024, the last quoted sale price of our common stock as reported on Nasdaq was $0.1614 per share and the last quoted sale price of our public warrants as reported on Nasdaq was $0.03 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

__________________

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 31 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 2, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2024

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	87-1088814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Haskins Way, Suite 230, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 407-2376

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CERO	NASDAQ Global Market
Warrants, each whole warrant exercisable for one share of common stock	CEROW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 19, 2024, CERo Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), received a letter (the “Bid Price Requirement Letter”) from the staff at The Nasdaq Global Market (“Nasdaq”) notifying the Company that, for the 30 consecutive trading days prior to the date of the Bid Price Requirement Letter, the closing bid price for the Company’s common stock has been below the minimum $1.00 per share required for continued listing on The Nasdaq Global Market set forth in Nasdaq Listing Rule 5450(a)(1), which is required for continued listing of the Company’s common stock on Nasdaq (the “Bid Price Requirement”).

On July 19, 2024, the Company, also received a letter (the “MVPHS Letter” and together with the Bid Price Requirement Letter, the “Letters”) from Nasdaq notifying the Company that the “Market Value of Publicly Held Shares” (the “MVPHS”) of its common stock had been below the minimum of $15,000,000 for the last 30 consecutive business days prior to the date of the MVPHS Letter, which is required for continued listing of the Company’s common stock on Nasdaq (the “MVPHS Requirement” and, together with the Bid Price Requirement, the “Requirements”).

The Letters are only notifications of deficiency, not of imminent delisting, and have no current effect on the listing or trading of the Company’s securities on Nasdaq.

In accordance with Nasdaq listing rules 5810(c)(3)(C) and 5810(c)(3)(D), respectively, the Company has 180 calendar days, or until January 15, 2025, to regain compliance with the Requirements. To regain compliance with the Bid Price Requirement, the bid price of the Company’s common stock must close at $1.00 per share or more for a minimum of ten consecutive business days. To regain compliance with the MVPHS Requirement, the Company’s common stock must trade at or above a level such that the Company’s MVPHS closes at or above $15,000,000 for a minimum of ten consecutive business days. If the Company does not regain compliance with the Bid Price Requirement by January 15, 2025, the Company may be afforded a second 180 calendar day period to regain compliance. To qualify, the Company would be required to meet the MVPHS Requirement and all other initial listing standards for The Nasdaq Global Market, except for the Bid Price Requirement. In addition, the Company would be required to notify Nasdaq of its intent to cure the deficiency during the second compliance period.

The Company intends to actively monitor the closing bid price for its common stock and its MVPHS between now and January 15, 2025, and may, if appropriate, evaluate available options to resolve these deficiencies and regain compliance with the Requirements. While the Company is exercising diligent efforts to maintain the listing of its securities on Nasdaq, there can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing standards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 25, 2024	CERO THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Brian G. Atwood
	Name:	Brian G. Atwood
	Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2024

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	87-1088814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Haskins Way, Suite 230, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 407-2376

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CERO	NASDAQ Global Market
Warrants, each whole warrant exercisable for one share of common stock	CEROW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Item 8.01. Other Events.

On July 26, 2024, CERo Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), was informed by telephone, subsequently confirmed in writing (the “FDA Communication”), that the Food and Drug Administration (the “FDA”) has placed a clinical hold on the Company’s Investigational New Drug Application (“IND”) with respect to its product candidate, CER-1236. The FDA indicated that the clinical hold has been placed as a result of insufficient data provided with regard to two issues within pharmacology and toxicology of CER-1236.

The FDA indicated that, within 30 calendar days, it would provide a detailed official hold letter and requested that the Company hold its response until after receipt of such letter (the “Hold Letter”).

The Company plans to work expeditiously to resolve this clinical hold so that CER-1236 may proceed to the clinic, including by beginning scientific experimental activities to address the two issues based upon the FDA Communication, as well as earlier discussions with the FDA. Notwithstanding the FDA Communication and pending receipt of the Hold Letter, the Company continues to believe that it will be able to initiate the planned clinical trial by the end of 2024.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 26, 2024	CERO THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Brian G. Atwood
	Name:	Brian G. Atwood
	Title:	Chief Executive Officer